EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated May 5, 2015, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2015 Earnings
May 5, 2015, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended March 31, 2015 (“2015 Quarter”). Total revenue for the 2015 Quarter decreased to $52.1 million from $52.9 million for the quarter ended March 31, 2014 (“2014 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, was $12.7 million for the 2015 Quarter, unchanged from the 2014 Quarter.
Net income attributable to common stockholders was $7.1 million ($0.34 per diluted share) for each of the 2015 and 2014 Quarters. Although unchanged from the prior year, net income attributable to common stockholders in 2014 included (a) a lease termination fee ($1.5 million), (b) accrued severance costs, included in general and administrative expenses, ($1.1 million) and (c) predevelopment costs related to Park Van Ness ($0.5 million), none of which impacted 2015.
Same property revenue decreased $1.2 million (or 2.4%) and same property operating income decreased $1.8 million (or 4.5%) for the 2015 Quarter compared to the 2014 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income decreased $0.9 million (or 2.9%) primarily due to a lease termination fee received in 2014 ($1.5 million). Mixed-use same property operating income decreased $0.9 million (or 9.4%) primarily due to (a) higher real estate tax expense, the majority of which is not recoverable, ($300,000), (b) lower base rent ($250,000) and (c) lower parking revenue ($123,000).
As of March 31, 2015, 94.5% of the commercial portfolio was leased (not including the apartments at Clarendon Center), compared to 94.3% at March 31, 2014. On a same property basis, 94.4% of the portfolio was leased at March 31, 2015, compared to 94.3% at March 31, 2014. The apartments at Clarendon Center were 98.4% leased as of March 31, 2015 compared to 98.8% at March 31, 2014.
Funds from operations ("FFO") available to common shareholders (after deducting preferred stock dividends and redemption charges) increased 1.7% to $20.0 million ($0.71 per diluted share) in the 2015 Quarter from $19.7 million ($0.71 per diluted share) in the 2014 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common shareholders for the 2015 Quarter was primarily due to (a) lower severance costs, included in general and administrative expenses, ($1.1 million), (b) lower predevelopment expense related to Park Van Ness ($0.5 million) and (c) lower preferred stock dividends ($0.1 million) partially offset by (d) decreased property operating income ($1.4 million) as a result of a $1.5 million lease termination fee received in 2014.
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and six mixed-use properties with approximately 9.3 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Real estate investments
Land	$421,516	$420,622
Buildings and equipment	1,111,035	1,109,276
Construction in progress	39,301	30,261
	1,571,852	1,560,159
Accumulated depreciation	(405,349)	(396,617)
	1,166,503	1,163,542
Cash and cash equivalents	12,120	12,128
Accounts receivable and accrued income, net	47,682	46,784
Deferred leasing costs, net	26,737	26,928
Prepaid expenses, net	3,506	4,093
Deferred debt costs, net	9,695	9,874
Other assets	4,368	3,638
Total assets	$1,270,611	$1,266,987

Liabilities
Notes payable	$818,083	$808,997
Revolving credit facility payable	26,000	43,000
Construction loan payable	8,768	5,391
Dividends and distributions payable	15,253	14,352
Accounts payable, accrued expenses and other liabilities	27,473	23,537
Deferred income	32,047	32,453
Total liabilities	927,624	927,730

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	211	209
Additional paid-in capital	293,564	287,995
Accumulated deficit and other comprehensive loss	(177,949)	(175,668)
Total Saul Centers, Inc. stockholders’ equity	295,826	292,536
Noncontrolling interests	47,161	46,721
Total stockholders’ equity	342,987	339,257
Total liabilities and stockholders’ equity	$1,270,611	$1,266,987

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenue	(unaudited)
Base rent	$41,479	$40,563
Expense recoveries	8,732	8,789
Percentage rent	438	452
Other	1,439	3,143
Total revenue	52,088	52,947
Operating expenses
Property operating expenses	7,616	7,585
Provision for credit losses	246	203
Real estate taxes	5,901	5,453
Interest expense and amortization of deferred debt costs	11,406	11,467
Depreciation and amortization of deferred leasing costs	10,440	10,180
General and administrative	3,771	4,680
Acquisition related costs	21	163
Predevelopment expenses	—	503
Total operating expenses	39,401	40,234
Operating income	12,687	12,713
Change in fair value of derivatives	(6)	(2)
Net Income	12,681	12,711
Income attributable to noncontrolling interests	(2,474)	(2,424)
Net income attributable to Saul Centers, Inc.	10,207	10,287
Preferred stock dividends	(3,094)	(3,206)
Net income attributable to common stockholders	$7,113	$7,081
Per share net income attributable to common stockholders
Basic and diluted	$0.34	$0.34

Weighted Average Common Stock:
Common stock	21,018	20,622
Effect of dilutive options	119	41
Diluted weighted average common stock	21,137	20,663

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2015	2014
	(unaudited)
Net income	$12,681	$12,711
Add:
Real estate depreciation and amortization	10,440	10,180
FFO	23,121	22,891
Subtract:
Preferred stock dividends	(3,094)	(3,206)
FFO available to common shareholders	$20,027	$19,685
Weighted average shares:
Diluted weighted average common stock	21,137	20,663
Convertible limited partnership units	7,213	7,063
Average shares and units used to compute FFO per share	28,350	27,726
FFO per share available to common shareholders	$0.71	$0.71

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended March 31,
(In thousands)	2015	2014
	(unaudited)
Net income	$12,681	$12,711
Add: Interest expense and amortization of deferred debt costs	11,406	11,467
Add: Depreciation and amortization of deferred leasing costs	10,440	10,180
Add: General and administrative	3,771	4,680
Add: Predevelopment expenses	—	503
Add: Acquisition related costs	21	163
Add: Change in fair value of derivatives	6	2
Less: Interest income	(13)	(15)
Property operating income	38,312	39,691
Less: Acquisitions, dispositions and development property	521	140
Total same property operating income	$37,791	$39,551

Shopping centers	$29,307	$30,189
Mixed-Use properties	8,484	9,362
Total same property operating income	$37,791	$39,551